As filed pursuant to Rule 424(b)(3) Registration No. 333-130580
PRICING SUPPLEMENT (To Prospectus dated December 21, 2005 as supplemented by the Prospectus Supplement dated November 16, 2007)
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered		Proposed Maximum Aggregate Offering Price			Amount of Registration Fee(1)(2)
Debt Securities		$47,133,000.00			$1,852.33
(1) Calculated in accordance with Rule 457(r) of the Securities Act. (2) Paid herewith.
HSBC Finance Corporation - Registration No. 333-130580 Rule 424(b)(3) Pricing Supplement No. 31 Dated Tuesday, September 2, 2008

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XVH6	$47,133,000.00	.750%	$46,779,502.50	Fixed	5.650%	Quarterly	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking		Moody’s Rating	S & P Rating
03/15/2013	12/15/2008	$15.69	Yes	Senior Unsecured Notes		Aa3	AA-
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, HSBC Securities (USA) Inc. and INCAPITAL, LLC.
Agents: Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, a division of National Financial Services, LLC, Merrill Lynch & Co., Morgan Stanley, RBC Dain Rauscher Inc., UBS Investment Bank and Wachovia Securities.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The notes represent obligations of HSBC Finance Corporation and are not obligations of, nor guaranteed by, HSBC Holdings plc or any of its affiliates.

HSBC Finance Corporation 26525 N. Riverwoods Blvd. Mettawa, IL 60045

Offering Dates: Monday, August 25, 2008 through
Tuesday, September 2, 2008
Trade Date: Tuesday, September 2, 2008 @ 12:00 PM ET
Settlement Date: Friday, September 5, 2008
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry Only
DTC Number: 0235 via RBC Dain Rauscher Inc.
InterNotes® is a registered trademark of
Incapital Holdings LLC
All rights reserved.

						HSBC Finance Corporation HSBC Finance InterNotes Prospectus Supplement dated November 16, 2007 to Prospectus dated December 21, 2005